HERSHA HOSPITALITY TRUST
--------------------------------------------------------------------------------
                                                              148 Sheraton Drive
                                                                           Box A
                                                        New Cumberland, PA 17070
                                                           Phone: (717) 770-2405
                                                             Fax: (717) 774-7383


For Immediate Release
Contact:   Chris Daly or Jerry Daly, media         Ashish Parikh, investors
           Ph:  (703) 435-6293                     Ph:  (717) 770-2405


          Hersha Hospitality Trust Reports First-Quarter 2004 Results


     HARRISBURG, Pa., May 11, 2004-Hersha Hospitality Trust (AMEX: HT) today announced financial results for the first quarter ended March 31, 2004. At 11 a.m. ET, today, May 11, 2004, the company's senior management team will conduct a conference call to review first quarter 2004 financial results, followed by a question-and-answer period. Stockholders and other interested parties may participate in the conference call by calling (800) 219-6110, reference number 579342.

OPERATING RESULTS

     First-quarter 2004 revenue per available room (RevPAR) for the company's full portfolio, including recent acquisitions, rose 21.2 percent to $48.80. Occupancy increased 1.6 percent to 55.7 percent, and average daily rate (ADR) increased 17.7 percent to $87.62. The dramatic increase in RevPAR was due primarily to the company's broadened strategic portfolio focus on stronger central business districts and primary suburban office parks. This, coupled with the size of the recent acquisitions as a percentage of the portfolio, as well as franchise affiliations with stronger brands, such as Hilton Garden Inn, Residence Inn and Four Points by

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Sheraton, also positively impacted RevPAR.  The increase in occupancy was particularly encouraging, considering the addition of seven new properties, all in ramp-up stages, including two hotels opened in the fourth quarter of 2003 and first quarter of 2004.

     On a "same hotel" basis (which compares all hotels owned for all of each period compared, excluding four metro Atlanta properties), Hersha's portfolio achieved first quarter RevPAR growth of 6.1 percent to $42.74, based on occupancy of 53.3 percent and ADR of $80.23. The company excludes its Atlanta properties from "same hotel" analysis because that region is not part of its core strategy for the future. As was discussed in the fourth quarter 2003, the company's four Atlanta properties were particularly hard hit by the economic downturn. Recently, the company changed operators at those properties to Hersha Hospitality Management, a Hersha-affiliated, regional hotel management company, which has a number of programs under way to enhance revenues and profits at those hotels.

     "We consciously pushed rates across the portfolio this quarter, positioning us optimally for the recovery," said Jay H. Shah, Hersha's president and chief operating officer. "We were pleased to see a robust increase in ADR, which resulted from aggressive direct sales and yield management programs. Our hotel performance continues to be strong, and we believe that our strategy of focusing in the Northeast and Mid-Atlantic markets is well leveraged to the ongoing economic recovery. This is evidenced by our strong first quarter operating performance in these markets."

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FINANCIAL RESULTS

     The company reported a loss applicable to common shareholders of $(829,000), or $(0.07) per common share, for the first quarter, compared to net income of $304,000, or $0.12 per share, during the same period of 2003.

     Funds from operations (FFO) declined to $1.2 million in the 2004 first quarter, compared to $1.5 million in the same period in the prior year. FFO per common share and unit was $0.06 in the 2004 first quarter on 19.05 million fully diluted weighted average shares and units outstanding, compared to $0.20 per common share on 7.7 million fully diluted weighted shares and units outstanding in the 2003 first quarter. The company completed a follow-on stock offering in October 2003 of 9.775 million shares, which impacted the number of common shares outstanding for the 2004 first quarter.

     Net income and FFO were below the company's expectations due to several factors, including conversion from a fixed and percentage lease structure to a taxable REIT subsidiary (TRS) structure, the slower than expected timing of acquisitions, and the seasonally weak demand associated with first quarter hotel operations generally.

     "When we converted to the TRS structure, we realized that it would impact us over the short term, but we underestimated the interplay of the seasonality of our business with expense recognition during the first quarter. We expect to realize the benefits of the conversion during the subsequent three quarters in 2004," he said. "Our acquisition pipeline is progressing well;

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however, the timing of closings of two assets in the first quarter varied from our assumptions by a month to two months, and at our current level of capitalization and leverage, this negatively impacted our FFO.

     "As the portfolio grows in the upcoming quarters, we expect to be less vulnerable to the timing of acquisitions. That being said, we continue to believe that seeking the best investments remains more important than the timing of closings. We intend to stay true to our objective of being one of the most profitable hotel REITs, not necessarily the largest," Shah noted.

FIRST QUARTER ACQUISITIONS

     "We continue to aggressively seek acquisitions, but also remain highly selective and prudent with our investment decisions, insisting on high-quality mid-priced hotels clustered in high barriers-to-entry metro markets in the Northeast," Shah said. "Since the end of the third quarter 2003, we have purchased seven newly constructed or recently renovated hotels flying Hilton, Marriott and Starwood flags in New York City, Connecticut and Boston."
In March, the company acquired sole ownership of the 125-room Residence Inn Boston/Framingham and a joint-venture interest in the 180-room Four Points by Sheraton Boston/Logan International Airport. The company also purchased the 96-room Holiday Inn Express in Hartford, Conn., and assumed the underlying ground lease for the property. All three hotels are leased to the company's TRS and are managed by Hersha Hospitality Management.

     "These are high quality, mid-market assets," Shah said. "Furthermore, they are consistent with our strategy of clustering hotels in attractive markets with high barriers to new entry."

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     Hersha also acquired in the 2004 first quarter an option to purchase the newly constructed Hilton Garden Inn-JFK Airport in N.Y. from a third-party developer. The company provided a first mortgage financing commitment of $11 million for this right, and as of March 31 of this year, $3 million of the mortgage had been drawn and recorded in its notes receivable.

     "Towards the end of the year, we are looking to close on the acquisition of three more newly built hotels in New York City for which we have options and several in the mid-Atlantic region," Shah said. "Through our acquisition strategy, we seek to offer a strong current yield, inherent growth from the ramp-up of newly built hotels, and develop a portfolio that is well positioned to take advantage of an economic recovery."

CNL PUBLIC OFFERING OF HERSHA SHARES

     Also in April, the company announced that CNL Hospitality Partners, L.P., a significant shareholder of Hersha, completed a public offering of 2.6 million Hersha common shares in connection with a strategic decision by CNL to refocus its business platform and concentrate more on direct ownership of hotel real estate. CNL received approximately $25 million in net proceeds from the offering, net of discounts and commissions. Hersha did not receive any of the proceeds from the sale of these common shares.

     Shah noted that Hersha continues to own a hotel in a joint venture partnership with CNL and continues to benefit from its strategic relationship with them. "Our business relationship with CNL remains strong, and we expect to work with them in the future," Shah said. "We view CNL's sale of our common stock as a positive to Hersha because it further increases our common share float and removes a significant overhang of convertible preferred stock."

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GUIDANCE

     Based upon the current acquisition pipeline and the forecasted timing of the acquisitions, the forecasted net income to common shareholders and unitholders for the year ending December 31, 2004 is between $6.3 million and $6.7 million, or $0.33 to $0.35 per fully diluted share and unit. FFO is projected to be between $14.7 million and $15.1 million, or $0.77 to $.079 per fully diluted share and unit.

     The primary assumption utilized by the company in issuing this guidance is that the company is able to complete an additional $75 million of asset acquisitions during 2004. The company's guidance also forecasts interest rates on variable rate financing to be within 50 to 75 basis points of current interest rate levels for 2004.




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SUMMARY RESULTS

     A summary of the three months ended March 31, 2004 and 2003 is presented below:

                                                                 THREE MONTHS ENDED
                                                                MARCH 31,    MARCH 31,
                                                                  2004         2003
                                                               -----------  -----------
REVENUE:
  Percentage Lease Revenues - HHMLP                            $    1,884   $    2,534
  Percentage Lease Revenues - Other                                     -          700
  Hotel Operating Revenues                                          5,470            -
  Interest                                                             75            -
  Interest - Secured Loans Related Party                              170            -
  Interest - Secured Loans                                            240            -
  Other Revenue                                                        75           44
                                                               -----------  -----------

  TOTAL REVENUE                                                     7,914        3,278
                                                               -----------  -----------

EXPENSES:
  Interest expense                                                  1,465        1,268
  Hotel Operating Expenses                                          4,185            -
  Land Lease                                                          129            -
  Real Estate and Personal Property Taxes and Insurance               574          265
  General and Administrative                                          499          240
  Depreciation and Amortization                                     1,602        1,087
                                                               -----------  -----------

  TOTAL EXPENSES                                                    8,454        2,860
                                                               -----------  -----------

  LOSS FROM UNCONSOLIDATED JOINT VENTURE INVESTMENTS                  (19)           -
                                                               -----------  -----------

  (LOSS) INCOME BEFORE DISTRIBUTION TO PREFERRED UNITHOLDERS,
    AND MINORITY INTEREST                                            (559)         418

  DISTRIBUTIONS TO PREFERRED UNITHOLDERS                             (499)           -
  LOSS (INCOME) ALLOCATED TO MINORITY INTERESTS                       229         (114)
                                                               -----------  -----------

  NET (LOSS) INCOME                                                  (829)         304
                                                               ===========  ===========

  (LOSS) EARNINGS PER SHARE DATA:
  -------------------------------
    Basic (Loss) Earnings Per Common Share                     $    (0.07)  $     0.12
                                                               ===========  ===========

    Diluted (Loss) Earnings Per Common Share                   $    (0.07)  $     0.05
                                                               ===========  ===========

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FFO AND GAAP RECONCILIATION

     The National Association of Real Estate Investment Trusts (NAREIT) developed Funds from Operations (FFO) as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined under the definition adopted by NAREIT in April 2002 and as presented by us, is net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We further adjust FFO for preferred stock distributions. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the effects of the assumption that the value of real estate assets diminishes predictably over time, and because it is widely used by industry analysts as a performance measure. Comparison of our presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs or the use of other definitions of that term.

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     The table below reconciles FFO to Net Income calculated in accordance with
GAAP.

FUNDS FROM OPERATIONS

(In thousands, except per share data)
                                                                THREE MONTHS ENDING
                                                                3/31/04      3/31/03
                                                              ------------  ----------
Net Income (Loss)                                             $      (829)  $      304
Add:
Income (Loss) allocated to Minority Interest                         (229)         114
Distributions to Preferred Unitholders                                499            -
Depreciation and Amortization                                       1,602        1,087
Adjustments for Unconsolidated Joint Ventures                         160            -
                                                              ------------  ----------
FFO applicable to common shareholders                         $     1,203   $    1,505
                                                              ============  ==========

Fully Diluted Weighted Average Shares and Units Outstanding    19,048,609    7,677,507
Funds from Operations per Diluted Share and Units             $      0.06   $     0.20
                                                              ============  ==========


FUNDS FROM OPERATIONS
(In thousands, except per share data)

                                                             YEAR ENDING
                                                               12/31/04
                                                             ------------
Net Income                                                   $      5,000
Add:
Income allocated to Minority Interest                               1,500
Distributions to Preferred Unitholders                                499
Depreciation and Amortization                                       7,250
Adjustments for Unconsolidated Joint Ventures                         640
                                                             ------------
FFO applicable to common shareholders                        $     14,889
                                                             ============

Fully Diluted Weighted Average Shares and Units Outstanding    19,200,000
Funds from Operations per Diluted Share and Units            $       0.78
                                                             ============

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     Hersha Hospitality Trust is a self-advised Maryland real estate investment trust that focuses primarily on owning and operating high quality, mid-scale limited service hotels in the Eastern United States.

     This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations-Risk Factors."

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